                 GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 21

                                 SUBSIDIARIES

     COMPANY                       STATE          PERCENT OWNED
     -------                       -----          -------------
Gateway Energy Corporation         Delaware

Gateway Processing Company         Texas               100%

Gateway Pipeline Company           Texas               100%

Gateway Energy Marketing Company   Texas               100%

Fort Cobb Fuel Authority, L.L.C.   Oklahoma            100%

Gateway Offshore Pipeline Company  Nebraska            100%





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